Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in the Offering Statement on Form 1-A of Elio Motors, Inc., of our report dated August 12, 2015 on our audit of the balance sheets of Elio Motors, Inc. as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

Los Angeles, California
August 24, 2015

11444 W. Olympic Boulevard, 11th Floor, West Los Angeles, CA  90064  ●  3011 Townsgate Road, Suite 400, Westlake Village, CA  91361
100 Oceangate, Suite 800, Long Beach, CA  90802  ●  117 East Colorado Boulevard, 6th Floor, Pasadena, CA  91105
555 Anton Boulevard, Suite 700, Costa Mesa, CA  92626  ●  15760 Ventura Boulevard, Suite 1700, Encino, CA  91436
400 W.  Ventura Boulevard, Suite 250, Camarillo, CA 93010  ●  115 West Second Street, Suite 204, Fort Worth, TX  76102